Exhibit 3.5

CERTIFICATE OF SECOND AMENDMENT

TO THE FIRST AMENDED AND RESTATED BYLAWS

OF WELLS TIMBERLAND REIT, INC.

The undersigned, who is the duly elected and acting secretary of Wells Timberland REIT, Inc., a Maryland corporation (the “Corporation”) does hereby certify as follows:

1. At a meeting of the Board of Directors held, pursuant to notice duly given, on March 24, 2009, the Board of Directors of the Corporation unanimously adopted a Second Amendment to the First Amended and Restated Bylaws of the Company (the “Bylaws”), to be effective as of March 24, 2009.

2. The Second Amendment provides for the replacement of Section 2 of Article II in its entirety with the following:

“Section 2. ANNUAL MEETING. An annual meeting of the stockholders for the election of directors and the transaction of any business within the powers of the Corporation shall be held on the date and at the time set by the Board of Directors.”

3. Except as expressly provided in Section 2 hereof, the Bylaws remain in full force and effect.

IN WITNESS WHEREOF, I have hereunto subscribed my name on this 24th day of March, 2009.

/s/ Douglas P. Williams
Douglas P. Williams
Secretary